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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-21584

                      F-1000 Futures Fund L.P. Series VIII
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             (Exact name of registrant as specified in its charter)

         390 Greenwich Street, New York, New York 10013 (212) 723-5424
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)
                                      None
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              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g- 4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)   [X]
             Rule 12g4-(a)(1)(ii)  [_]        Rule 12h-3(b)(1)(ii)  [_]
             Rule 12g4-(a)(2)(i)   [_]        Rule 12h-3(b)(2)(i)   [_]
             Rule 12g4-(a)(2)(i)   [_]        Rule 12h-3(b)(2)(ii)  [_]
                                              Rule 15d-6            [_]


Approximate number of holders of record as of the certification or
notice date:     None


Pursuant to the requirements of the Securities Exchange Act of 1934, Smith Barney Futures Management Inc., as general partner of F-1000 Futures Fund L.P. Series VIII, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 4, 1999                       By:/s/ Daniel A. Dantuono
     --------------------                   ------------------------------------
                                            Name:  Daniel A. Dantuono
                                            Title: Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.